EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our reports dated February 24, 2017, relating to the consolidated financial statements and financial statement schedules of Cincinnati Financial Corporation and subsidiaries and the effectiveness of Cincinnati Financial Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cincinnati Financial Corporation for the year ended December 31, 2016.
No. 333-24817 (on Form S-8)
No. 333-49981 (on Form S-8)
No. 333-126714 (on Form S-8)
No. 333-178075 (on Form S-8)
No. 333-200437 (on Form S-3)
No. 333-186941 (on Form S-8)
No. 333-214701 (on Form S-8)

/S/ Deloitte & Touche LLP

Cincinnati, Ohio
February 24, 2017